Exhibit 4.33

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) is entered into by following parties on August 14, 2006:

(1)	Qin Jie (“Seller”)

ID Number: 310112720806003

(2)	Wang Yong (“Purchaser”)

ID Number: 310108196704101616

(3)	Zhu Jun

ID Number: 310103661007241

(4)	Shanghai The9 Information Technology Co., Limited (hereinafter referred to as the “Company”)

Registered Address: Room 674-07, Building 2, No.351, Guo Shou Jing Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

RECITAL

WHEREAS The Company is a domestic-hold limited liability company incorporated in The People’s Republic of China by the Seller and Zhu Jun, having a registered capital of RMB 23,000,000. Zhu Jun holds 64% of the equity interests in the Company while the Seller holds 36% of equity interests in the Company.

WHEREAS According to the terms of this Agreement, the Seller desires to sell and transfer and Purchaser intends to purchase all the Seller’s equity interests in the Company. Zhu Jun agrees to such transaction.

THEREFORE, in consideration of the mutual covenants, statements, warranties and agreements, the parties agree as follows:

Article 1 Sale and Purchase

1.1 Sale and Purchase of the Subject Equity

According to and governed by the terms and conditions of this Agreement, Seller agrees to sell and transfer all equity interests and the associated rights and benefits in the Company as listed below (“Subject Equity”) to Purchaser, and Purchaser agrees to purchase and acquire the Subject Equity. Zhu Jun agrees to the equity transfer transaction under this agreement and hereby waives his right of first refusal to purchase and any other priority rights in respect of the Subject Equity.

Seller	Sale price		Ratio of ownership
Qin Jie	RMB	8,280,000	36%

1.2 Sale and Purchase Price

Purchaser shall pay to Seller RMB 8,280,000 as the total purchase price for purchase of the Subject Equity.

1.3 Payment of the Purchase Price

Purchaser shall within five (5) working days after the execution of this Agreement pay the total purchase price in one lump sum to Seller.

Article 2 Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

2.1 Purchaser’s Legal Status and Capacity

Purchaser has full and independent status and legal capacity to execute, deliver and perform this Agreement, and to act as an independent party in any legal proceeding. To the best knowledge of Purchaser, up to the execution of this Agreement, he has not been involved in any litigation, arbitration, and other events or situations that may adversely affect in material respects his completion of the transaction and performance of his obligations under this Agreement.

2.2 Authorization and Approval

Purchaser has all requisite powers and rights to execute and deliver this Agreement and all other documents in connection with this Agreement, and all requisite powers and rights to complete the transaction under this Agreement. This Agreement will be legally and properly signed and delivered by Purchaser, and shall constitute effective and binding obligations of Purchaser and be enforceable against Purchaser according to its provisions. All the other documents which are in connection with this transaction and will be executed by Purchaser shall constitute effective and binding obligations of Purchaser after such documents have been duly executed and delivered, and will be enforceable against Purchaser according to the provisions thereof.

Article 3 Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

3.1 Seller’s Legal Status and Capacity

Seller has full and independent status and legal capability to execute, deliver and perform this Agreement, and to act as an independent party in any legal proceeding. To the best knowledge of Seller, up to execution of this Agreement, he has not been involved in any insolvency, bankruptcy, dissolution, litigation, arbitration, and other events or situations that may adversely affect in material respects his completion of the transaction and performance of his obligations under this Agreement.

3.2 Authorization and Approval

Seller has all requisite powers and rights to execute and deliver this Agreement and all other documents in connection with this Agreement, and all requisite powers and rights to complete the transaction under this Agreement. This Agreement will be legally and properly signed and delivered by Seller, and shall constitute effective and binding obligations of Seller and be enforceable against Seller according to its provisions. All the other documents which are in connection with this transaction and will be executed by Seller shall constitute effective and binding obligations of Seller after such documents duly executed and delivered, and will be enforceable against Seller according to the provisions thereof.

3.3 Ownership of Subject Equity

Seller is the registered and actual owner of the Subject Equity. Except as disclosed otherwise before execution of this Agreement by Seller to Purchaser, there is no right of lien, pledge, claim, encumbrances, right of first refusal or any third party rights on the Subject Equity. According to this Agreement, except such conditions already accepted by the Purchaser, the ownership right to the Subject Equity acquired by Purchaser shall be in good standing.

Article 4 Special Terms

4.1 Taxes

Any taxes or governmental charges payable for this Agreement or the transactions under this Agreement shall be borne by each party according to laws.

4.2 Cooperation

The parties agree and covenant that they will take all necessary steps after execution of this Agreement to cause this Agreement and the underlying transactions to be effective and such steps include but not limited to requesting the Company to convene shareholders meeting to (1) pass resolutions to approve transactions in this Agreement; (2) pass resolution to amend the Articles of Association of the Company if it is necessary for the completion of the transactions under this Agreement; (3) pass resolution to change the legal representative of the Company if this is necessary for the completion of transactions; (4) amend the relevant certificates and qualifications (including but not limited to the business license, tax registration certificate, organization code certificate, cross-province value added telecommunication service operation permit, telecommunication and information service operation permit, internet cultural operation permit and internet publication permit, etc.) and Seller shall provide necessary assistance to Purchaser in the above mentioned changes (including but not limited to execution of relevant amendments).

Article 5 Other Terms

5.1 Amendment and Modification

This Agreement shall be amended, modified or supplemented by written documents executed by all parties hereto.

5.2 Waiver and Consent

Any party to this Agreement may give a waiver of its right in writing in respect of certain breaches of any obligations, provisions, agreements or conditions of this Agreement by the other parties, but such waiver or failure to request compliance of certain above said obligations, provisions, agreements or conditions shall not be deemed as waiver of any other breaches or otherwise.

5.3 Validity

If any terms of this Agreement become invalid or unenforceable, the remainder of this Agreement shall nevertheless remain valid, legal and enforceable and not be affected.

5.4 Interested Party

Unless otherwise provided herein, this Agreement shall be binding on each party (and its legal successor). This Agreement, unless otherwise provided, does not purport to create (expressly or impliedly) any rights, remedies or obligations in any nature to any third party. All the rights under this Agreement shall exclusively pertain to all and each party hereto.

5.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

5.6 Dispute Resolution

Any dispute or claim (“Dispute”) arising from or in connection this Agreement shall be settled through friendly negotiation. If the parties are unable to settle such Dispute within fifteen (15) days after the Dispute has happened, either party may have right to submit and settle it by litigation with a court having jurisdiction.

5.7 Counterpart

This Agreement is in Chinese and to be executed in six (6) counterparts. Each counterpart shall be deemed as an original and have the same legal effect, and together constitute one and the same instrument.

5.8 Transfer of Agreement

Unless all the other parties agree in writing in advance, this Agreement shall not be transferable.

5.9 Effect of Agreement

After execution of this Agreement by all parties or their authorized representatives, this Agreement shall be effective and binding on all the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed for their benefits on the date first above written.

Qin Jie

Signature:	/s/ Qin Jie

Wang Yong

Signature:	/s/ Wang Yong

Zhu Jun

Signature:	/s/ Zhu Jun

Shanghai The9 Information Technology Co., Limited

Signature:	[sealed]

Authorized Representative:

Title: